As filed with the Securities and Exchange Commission on August 9, 2005.

Registration No. 333-13143

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MILLENNIUM CHEMICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1221 McKinney Street, Suite 700 Houston, Texas 77010	22-3436215
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices and Zip Code)	(I.R.S. Employer Identification No.)

QUANTUM CHEMICAL RETIREMENT SAVINGS & INVESTMENT PLAN

(Now Known As MILLENNIUM SAVINGS & INVESTMENT PLAN)

(Full Title of the Plan)

KERRY A. GALVIN

Senior Vice President, General Counsel and Secretary

Millennium Chemicals Inc.

1221 McKinney Street, Suite 700

Houston, Texas 77010

(Name and Address of Agent for Service)

(713) 652-7200

(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF COMMON STOCK

On October 1, 1996, Millennium Chemicals Inc. (the “Registrant”) filed with Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-13143 (the “Registration Statement”), for the sale of 844,327 shares of the common stock (the “Common Stock”), par value $0.01 per share, of the Registrant under the Quantum Chemical Retirement Savings & Investment Plan (the “Plan”).

On March 28, 2004, the Registrant entered into an Agreement and Plan of Merger with Lyondell Chemical Company (“Lyondell”) and a 100 percent owned subsidiary of the Registrant providing for a stock-for-stock business combination between the Registrant and Lyondell. As consideration for the transaction, each share of Common Stock was converted into the right to receive 0.95 share of Lyondell’s common stock, par value $1.00 per share, and the share of the Registrant’s preferred stock issued to Lyondell immediately before the transaction was converted into the Common Stock of the Registrant. As a result, the Registrant became Lyondell’s 100 percent owned subsidiary.

This Post-Effective Amendment No. 1 is being filed to terminate the Registration Statement and to deregister all of the shares of Common Stock originally registered thereby which remain unissued as of such termination.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on August 9, 2005.

MILLENNIUM CHEMICALS INC.

By:	/s/ Kerry A. Galvin
Name:	Kerry A. Galvin
Title:	Senior Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ Bart de Jong Bart de Jong	Director	August 9, 2005

/s/ Edward J. Dineen Edward J. Dineen	Director	August 9, 2005

/s/ Morris Gelb Morris Gelb	Director	August 9, 2005

/s/ Dan F. Smith Dan F. Smith	Chief Executive Officer (Principal Executive Officer)	August 9, 2005

/s/ T. Kevin DeNicola T. Kevin DeNicola	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2005

/s/ Charles L. Hall Charles L. Hall	Vice President and Controller (Principal Accounting Officer)	August 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on August 9, 2005.

QUANTUM CHEMICAL RETIREMENT SAVINGS & INVESTMENT PLAN (Now Known As MILLENNIUM SAVINGS & INVESTMENT PLAN)

By:	/s/ Allen C. Holmes
Name:	Allen C. Holmes
Title:	Chairman of Benefits
Administrative Committee
(On behalf of Millennium Savings & Investment Plan)